Exhibit 23.3

March 13, 2007

Board of Directors

Hometown Bancorp, Inc.

Walden Federal Savings and Loan Association

12 Main Street

Walden, NY 12586

Dear Board Members:

We hereby consent to the use of our firm’s name, FinPro, Inc. (“FinPro”) and the inclusion of, summary of and references to our Conversion Valuation Appraisal Report and the valuation of Hometown Bancorp, Inc. provided by FinPro in the Form MHC 2 and SB-2 Registration Statement (“Registration Statement”), including the prospectus filed by Hometown Bancorp, Inc. and any amendments.

Very Truly Yours,

/s/ FinPro, Inc.

FinPro, Inc.

20 Church Street • P.O. Box 323 • Liberty Corner, NJ 07938-0323 • Tel: 908.604.9336 • Fax: 908.604.5951

finpro@finpronj.com • www.finpronj.com